Exhibit 99.7

Partner Letter	Dell to Acquire Quest Software

Dear Valued Quest Partners:

Today we announced that Quest entered into a definitive agreement for Dell to acquire Quest Software. Please see this morning’s press release for further details. In addition, please take a moment to review my perspective on this news and what this means to you as a Quest partner.

This agreement is great news for our worldwide partner community. Dell has a powerful solution portfolio, extensive resources, and a top brand. Dell is acquiring Quest as the foundation to their software business. Quest aligns with Dell’s software strategy and our capabilities in systems management and security will serve as critical components of Dell’s software portfolio.

The benefits of a combined Dell and Quest to you and all partners will be significant. Upon transaction close, you will have access to Dell products, which we expect will open up new opportunities. You also will have the opportunity to join Dell’s PartnerDirect program if you are not already a member.

Our commitment to Quest’s partners is unwavering and Dell shares this commitment. Solving our customers’ most challenging problems requires great solutions and great execution. Combining your Quest expertise with Dell’s enterprise product line will ensure that you have a differentiated, complete and valuable solution offering for your customers.

Today is the beginning of the process and the acquisition is subject to standard closing conditions. We will update you with more information as appropriate. In the interim, please contact your Partner Account Manager or me with questions at any time.

Warm Regards,

Michael Sotnick

Vice President, Worldwide Channel and Alliances

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) an amended proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Partner Letter	Dell to Acquire Quest Software

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the amended proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.

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